Exhibit 99.7

Hao Feng Group Ltd. — Exhibit 99.7 Consent of Independent Director Appointee

HAO FENG GROUP LTD.

(Incorporated in the Cayman Islands)

CONSENT OF INDEPENDENT DIRECTOR APPOINTEE

I, Tse Lam Wai Yee Jennie, hereby consent to:

(a) being named in the registration statement on Form F-1 of Hao Feng Group Ltd. (the “Company”), including any amendment or supplement thereto (the “Registration Statement”), as a person who has agreed to become a director of the Company upon the U.S. Securities and Exchange Commission’s declaration of effectiveness of the Registration Statement;

(b) the inclusion in the Registration Statement of all statements made with respect to me, including my biographical information, committee assignments and independence determinations; and

(c) the filing of this consent as an exhibit to the Registration Statement.

I also confirm that I have agreed to serve as an independent director of the Company, and as a member of the committees of the Board of Directors described in the Registration Statement, with effect from the effectiveness of the Registration Statement (or such earlier date as the Board may appoint me), subject to execution of the Company’s form of indemnification agreement and any independent-director appointment letter the Company may require.

I further confirm that, to my knowledge, I satisfy the independence requirements of the New York Stock Exchange (NYSE) listing rules and, if appointed to the Audit Committee, Rule 10A-3 under the Securities Exchange Act of 1934, and that the information concerning me that has been provided to the Company for inclusion in the Registration Statement is true and accurate in all material respects and does not omit any material fact necessary to make that information not misleading.

Dated: 4 September 2026

/s/ Tse Lam Wai Yee Jennie
Name:	Tse Lam Wai Yee Jennie
Title:	Independent Director Appointee

Page 1 | Hao Feng Group Ltd. | CONFIDENTIAL — draft exhibit